Nevada, Iowa ----- February 14, 2017 Lincolnway Energy, LLC (“ Lincolnway ”) announced its unaudited financial results for the three months ended December 31, 2016.

Results for the 1st Quarter Fiscal Year 2017

Gross Profit -	$3,196,752
Net Income -	2,417,530
EBITDA -	$3,386,571

Lincolnway reported net income of $2.4 million, or $57.49 per unit, for the three months ended December 31, 2016, compared to net loss of $1.4 million, or -$32.46 per unit, for the three months ended December 31, 2015.

Gross profit for the three months ended December 3, 2016 was $3.2 million, compared to a gross loss of $.6 million for the three months ended December 31, 2015.

EBITDA, which is defined as earnings before interest, income taxes, depreciation, and amortization, was $3.4 million for the three months ended December 31, 2016, compared to $.3 million for the three months ended December 31, 2015.

Eric Hakmiller, Lincolnway's President and CEO stated, - “We are very happy with the progress of our business in the last year.  We have focused on improving the technology in the facility and we are beginning to see the results.  This is the third quarter in a row of solid production and along with a relatively steady margin environment; this has led to steadily improving profitability.”

About Lincolnway Energy, LLC:

Lincolnway is located on approximately 160 acres in Nevada, Iowa, operating a 50 million gallon per year ethanol plant. Lincolnway began producing ethanol in May, 2006.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are identified by terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, Lincolnway has identified in its Annual Report on Form 10-K important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Lincolnway, including, without limitation, the risk and nature of Lincolnway's business, and the effects of general economic conditions on Lincolnway. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Lincolnway further cautions that such factors are not exhaustive or exclusive. Lincolnway does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of Lincolnway.

Financial Results

LINCOLNWAY ENERGY, LLC
Statements of Operations
For the Three Months Ended December 31, 2016 and 2015
(Unaudited)

	2016	2015

Revenue	$28,561,716	$24,400,659
Cost of goods sold	25,364,964	24,951,283
Gross profit (loss)	3,196,752	(550,624)

General and administrative expenses	756,918	806,338
Operating income (loss)	2,439,834	(1,356,962)

Other income (expense):
Interest income	484	1,307
Interest expense	(22,788)	(9,053))
	(22,304)	(7,746)

Net income (loss)	$2,417,530	$(1,364,708)

Weighted average units outstanding	42,049	42,049

Net income (loss) per unit - basic and diluted	$57.49	$(32.46)

Management uses EBITDA, a non-GAAP measure, to measure Lincolnway’s financial performance and to internally manage its business. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

Summary Balance Sheet

	December 31, 2016	September 30, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$2,093,096	$613,139
Derivative financial instruments	281,516	497,677
Trade and other accounts receivable	3,882,642	3,088,958
Inventories	5,048,338	5,726,606
Prepaid expenses and other	385,516	388,567
Total current assets	$11,691,108	$10,314,947
Net property and equipment	35,124,112	34,929,124
Other assets	832,804	841,367
Total assets	$47,648,024	$46,085,438

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	6,719,019	5,021,484
Current maturities of notes payable	—	27,571
Total current liabilities	6,719,019	5,049,055
Total long term liabilities	1,017,685	3,542,593
Total members' equity	39,911,320	37,493,790
Total Liabilities and Members' Equity	$47,648,024	$46,085,438

Contact:
Kris Strum, Director of Finance
Lincolnway Energy, LLC
515.817.0153